Exhibit 10cv

MET-PRO CORPORATION

SEVERANCE PLAN FOR U.S. EMPLOYEES

Effective as of  April 21, 2013

There are certain capitalized terms used throughout this summary plan description. The definitions of these terms can be found in the Glossary located near the end of this document.

i

MET-PRO CORPORATION
SEVERANCE PLAN FOR U.S. EMPLOYEES

The Met-Pro Corporation Severance Plan for Employees (the “Severance Plan”) is sponsored by Met-Pro Corporation to provide severance benefits for U.S.-based executives, officers and full-time exempt and full-time non-exempt employees of Met-Pro Corporation or its direct and indirect, participating subsidiaries (together, the “Company”).

ABOUT THE SEVERANCE PLAN

This document is the Summary Plan Description (“SPD”) and plan document for the Severance Plan as required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

You are encouraged to read this Severance Plan carefully in order to familiarize yourself with the general provisions of the Severance Plan.  If you are eligible to participate in the Severance Plan on or after February 1, 2013, this Severance Plan supersedes and replaces, in its entirety, any other document describing or providing severance benefits that you currently may possess or may otherwise be entitled to under such other document(s). If you have any questions after reading this Severance Plan, please contact the Human Resources Department at any time during normal business hours.

You should keep this Severance Plan in a safe place so that you can refer to it as needed from time to time.

The Plan Administrator (as defined below) has the right and discretion to determine all matters of fact or interpretation relative to the administration of the Severance Plan, including questions of eligibility, interpretation of Severance Plan provisions and any other matters.  The decisions of the Plan Administrator and any person or committee to whom such discretion has been delegated shall be conclusive and binding on all persons.

QUESTIONS

If you have questions regarding the benefits provided to eligible employees under the Severance Plan or want more information, please contact the Human Resources Department at any time during normal business hours.

WHO IS ELIGIBLE TO PARTICIPATE IN THE SEVERANCE PLAN

To be eligible to participate in this Severance Plan, an individual must be employed by the Company as a U.S.-based employee and classified as:

♦	An executive of the Company who reports to the chief executive officer of the Company; or

♦	An officer of the Company; or

♦	A full-time exempt employee; or

♦	A full-time non-exempt employee.

For purposes of the Severance Plan, an employee will be considered “full-time” if the Plan Administrator determines that he or she is regularly scheduled to work thirty (30) or more hours per week.  An employee will be considered to be employed on a full-time basis for purposes of the Severance Plan if the Plan Administrator determines that the employee is receiving short-term disability benefits (but not if determined by the Plan Administrator to be receiving long-term disability benefits) or is on an approved, paid leave of absence.

In addition to the foregoing, an individual who is on an unpaid military leave of absence and who (i) was included in one of the above classifications at the time such leave of absence began, (ii) has enforceable re-employment rights under applicable law, (iii) exercises his or her re-employment rights, (iv) and is not offered a “Comparable Position” (as defined below), will be considered an eligible employee, as of the time his or her re-employment rights are exercised, for purposes of participation in the Severance Plan.

WHO IS ENTITLED TO RECEIVE BENEFITS UNDER THE SEVERANCE PLAN

To be entitled to receive benefits under this Severance Plan, an eligible employee:

♦
Must have been involuntarily terminated from employment due to causes which, as determined by the Plan Administrator, are not the fault of the employee, such as a job elimination, consolidation of departments, reorganization, etc.;

♦	Must not have turned down an opportunity to be employed in a Comparable Position; and

♦
Must execute, and not revoke, a general release agreement, in a manner and form that is acceptable to the Company, thereby releasing all claims against the Company and its parents, subsidiaries, affiliates and certain others.  An eligible employee will have only a limited period of time, if any, as set forth by Met-Pro Corporation, from the date of his or her separation from service to consider, enter into, and not revoke the general release agreement.  Any such time period may not be extended or delayed, and in no event will the total time period in which the eligible employee has to consider, enter into, and not revoke the general release agreement exceed sixty (60) days from the date of the eligible employee’s separation from service.  If, within the applicable period set forth by Met-Pro Corporation, such release (i) is not executed and delivered by the employee, or (ii) is revoked by the employee, the employee will not be entitled to receive any severance pay under this Severance Plan.

For purposes of this Severance Plan, a “Comparable Position” is one that meets the following requirements, as determined by the Plan Administrator:

♦	The position is at the eligible employee’s then current work location or within a fifty (50)-mile driving radius of that location; and

♦	The position provides base pay that is at least ninety percent of the employee’s then current base pay.

Accordingly, an eligible employee will NOT be entitled to severance benefits under this Severance Plan if the employee:

♦	Is terminated for “Cause” (as defined below);

♦	Turned down a Comparable Position;

♦	Voluntarily quit, including voluntarily leaving before a termination date that the Company designated;

♦	Is terminated for poor performance or due to misconduct;

♦	Is terminated due to “Disability” (as defined below) or death;

♦	Is hired by any person or company that purchases a business unit, subsidiary or asset of the Company and is not offered a Comparable Position;

♦	Acts in a manner detrimental to the Company; or

♦	Refuses to sign or timely revokes the required general release agreement.

SEVERANCE PAY

Full-Time Employees Who Are Not Executives Or Officers Of The Company

An eligible employee who is classified by the Company as a full-time exempt employee or a full-time non-exempt employee will receive severance pay in a single lump-sum, based on his or her “Years of Service” (as defined below) and his or her then current hourly wages or base pay, as applicable, as of the date of termination of employment, as follows:

♦	Full-Time Exempt Employees:

Years of Service	Lump Sum Equal To
Less than 6 months	1 week
6 months, but less than 3 years	2 weeks
3 years, but less than 5 years	3 weeks
5 years, but less than 7 years	4 weeks
7 years, but less than 10	5 weeks
10 years, but less than 15	7 weeks
15 years, but less than 20	9 weeks
20 years or more	12 weeks

♦	Full-Time Non-Exempt Employees:

Years of Service	Lump Sum Equal To
Less than 1 year	None
1 year, but less than 3 years	2 weeks
3 years, but less than 6 years	3 weeks
6 years, but less than 8 years	4 weeks
8 years, but less than 10 years	5 weeks
10 years or more	7 weeks

Executives And Officers Of The Company

An eligible executive of the Company who reports to the chief executive officer, or who is an eligible officer of the Company, will receive severance pay equal to a minimum of four (4) months of his or her then current base pay, plus an additional one (1) week of his or her then current base pay for every Year of Service completed, but in no event will the amount of severance pay exceed six (6) months of his or her current base pay.

“Years of Service” means continuous whole years of service since the last date of hire as a full-time salaried or hourly employee.  An eligible employee will receive credit toward his or her continuous whole years of service for any period of time during which he or she was not employed by the Company if such period of time is less than twelve (12) months.

Lump-sum payments of severance pay will be made only after the date on which the eligible employee executes and delivers a general release agreement and, in such event, no later than sixty (60) days after the date on which the eligible employee separated from service.

Although the Company will endeavor to provide advance notice of severance events, such notice may not always be possible or practical.  Any severance pay provided under the Severance Plan, shall be reduced by the amount of any payment made to the individual by the Company, as may be required by law, because of: (i) insufficient advance notice of employment loss; or (ii) the termination of employment.

There shall not be any duplication of benefits under the Severance Plan and any payment required by law to be made to you by the Company because of termination of employment, and to the extent there is any such duplication, any severance payments or benefits provided herein shall be reduced dollar for dollar.

This Severance Plan replaces and supersedes any and all previous severance or termination benefit plans or programs of the Company and its predecessors for the eligible employees described herein, and to the extent there is any such duplication, any severance payments or benefits provided herein shall be reduced dollar for dollar.  Notwithstanding the foregoing, this Severance Plan shall not replace or supersede the terms of any individual written employment agreement which provides for severance benefits.  An employee subject to an individual employment agreement or Change in Control agreement which provides for severance benefits shall not be eligible for severance under this Severance Plan.

Any severance payments will be subject to withholding and other payroll taxes, and no benefits will be paid or provided unless and until the eligible employee executes the required general release agreement, and does not revoke such release.  The release agreement will require a release of all claims against the Company and its parents, subsidiaries, affiliates and certain others, and an agreement to confidentiality, non-disclosure, and non-solicitation of business, customers and employees.

CHANGE OF ADDRESS

Terminated employees must advise the Plan Administrator of any change of address.  This can be done by contacting the Human Resources Department in writing.

PLAN ADMINISTRATOR

The “Plan Administrator” is the Company (or any successor thereto), which has designated the Human Resources Manager as the agent for plan administration.  The Plan Administrator can be reached at:

Mailing Address:	Delivery Address:

Plan Administrator	Plan Administrator
Met-Pro Corporation	Met-Pro Corporation
P.O. Box 144	160 Cassell Road
Harleysville, PA 19438	Harleysville, PA 19438

The telephone number of the Human Resources Manager is (215) 723-6751.

The Plan Administrator: (i) keeps the Severance Plan’s records; (ii) has complete discretion to determine all questions of eligibility and entitlement to benefits under the Severance Plan and to interpret the Severance Plan; (iii) communicates with employees; (iv) provides forms to be used by employees; and (v) performs the administrative duties associated with Severance Plan operations.  The Plan Administrator may delegate all or any of its authority hereunder to administer the Severance Plan to such persons as it deems necessary and/or appropriate.

MANDATORY BENEFIT CLAIMS AND APPEALS PROCEDURE

If you believe that you are entitled to a Severance Plan benefit, you or your authorized representative must file a claim for Severance Plan benefits with the Plan Administrator pursuant to its mandatory benefits claims and appeals procedure, as set forth in this section.  Send the claim as soon as possible after your termination of employment with the Company to:

Mailing Address:	Delivery Address:

Plan Administrator	Plan Administrator
Met-Pro Corporation	Met-Pro Corporation
P.O. Box 144	160 Cassell Road
Harleysville, PA 19438	Harleysville, PA 19438

The claim must be in writing and delivered by first-class U.S. mail, postage pre-paid; electronically; by facsimile or by hand-delivery.

The Plan Administrator (or its delegate) will review your written claim within a reasonable period of time, but in no event later than ninety (90) days after its receipt of the claim.  The Plan Administrator (or its delegate) may extend this period if special circumstances require an extension of time (up to an additional ninety (90) days) for processing your claim.

If an extension is required, you will be notified in writing before expiration of the initial ninety (90)-day period of the reason for the extension and the date by which the Plan Administrator (or its delegate) expects to render its decision.

Under its mandatory benefit claims and appeals procedure, the Plan Administrator (or its delegate) has full discretion to grant or deny your claim in whole or in part.  Any denial of your claim in whole or in part is an “adverse benefit determination.”

Notice Of Benefits Claim Denial

If the Plan Administrator denies your claim, you will receive a written notice explaining why the claim was denied.  This notice will include:

♦	The specific reason(s) for the adverse benefit determination;

♦	The reference(s) to the specific Severance Plan provision(s) on which the denial is based;

♦	A general description of any additional material or information you will need to provide to the Plan Administrator to support your claim; and

♦
An explanation of how you can request review of the denial, the time limits applicable to making such appeal, and your right, upon request and at no charge, to have reasonable access to and to obtain copies of all “Relevant Documents” (as defined below).

“Relevant Documents” means, with respect to a claimant’s claim filed under the claims and appeals procedures, a document, record or other information that (a) was relied upon in making the benefit determination, (b) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination, or (c) demonstrates compliance with the administrative processes and safeguards required to assure consistent application of plan provisions with respect to similarly-situated claimants.

How To Appeal If Your Claim For Benefits Is Denied

If the Plan Administrator denies your claim, but you continue to believe that you are entitled to a Plan benefit, you (or your duly authorized representative) must appeal the denial by requesting that an appeals authority conduct a full and fair review of the claim denial.

To make an appeal, you or your duly-authorized representative must file a written request for review of the adverse benefit determination with the Plan Administrator within sixty (60) days after you are notified of the Plan Administrator’s (or its delegate’s) decision to deny the claim.  Your request must be in writing and delivered by first class U.S. mail, postage prepaid; electronically; or by facsimile or hand-delivery.  The appeals authority may grant you an extension of time within which to file your request for review where the Plan Administrator determines that the nature of the benefit or other circumstances makes an extension appropriate, but in no event shall such extension exceed 120 days from the date you are notified of the Plan Administrator’s (or its delegate’s) decision to deny the claim.

As a part of your request for review, you have the right, upon request and at no charge, to have reasonable access to and to obtain copies of all Relevant Documents.

You also have the right to submit in writing issues and comments, including appropriate evidence or testimony of an expert, for consideration by the appeals authority during its review of the appeal.

Review Of The Appeal By Appeals Authority

The appeals authority, which currently is the Corporate Benefits Committee of the Company but may consist of any other delegate that is designated as such the Company, will review your appeal within a reasonable period of time, but in no event later than sixty (60) days after its receipt of the appeal.

The Plan Administrator may extend this period if special circumstances require an extension of time (up to an additional sixty (60) days) for processing your request for review.  If an extension is required, you will be notified in writing before expiration of the initial sixty (60)-day period of the reason for the extension and the date by which the appeals authority expects to render its decision.

Under its mandatory benefit claims and appeals procedure, the appeals authority has full discretion to grant or deny your claim in full or in part upon its review of the appeal.  The appeals authority’s review of the appeal will:

♦
Take into account all comments, documents, records and other information submitted by you or your authorized representative without regard to whether such information was previously submitted or considered in the initial decision about the claim; and

♦	Review the appeal in a manner that does not afford deference to the initial decision to deny your claim.

Notice Of Decision On The Appeal

The appeals authority will notify you of its decision about the appeal.  If the appeals authority has denied the appeal, you will receive a written notice explaining the decision.  This notice will include:

♦	The specific reason(s) for the decision;

♦	The reference(s) to the specific Severance Plan provision(s) on which the decision is based; and

♦
A statement of your right, upon request and at no charge, to have reasonable access to and to obtain copies of all Relevant Documents and a statement of your right to bring a civil action under Section 502(a) of ERISA following an adverse decision and a statement about other voluntary alternative dispute resolution options, such as mediation, that may be available to you.

If the appeals authority does not respond to the claim or appeal within the time periods described above, the claim will be deemed denied.

GLOSSARY

Capitalized terms that appear throughout the Severance Plan are explained below.  If you are uncertain about the meaning of a term, contact the Plan Administrator or the Human Resources Department for further clarification.

Cause means separation from service by action of the Company, or resignation in lieu of such separation from service, on account of the eligible employee's dishonesty; insubordination; continued and repeated failure to perform the employee's assigned duties or willful misconduct in the performance of such duties; intentionally engaging in unsatisfactory job performance; failing to make a good faith effort to bring unsatisfactory job performance to an acceptable level;  misconduct related to the eligible employee's employment; or a charge, indictment or conviction of, or a plea of guilty or nolo contendere to, a felony, whether or not in connection with the performance by the employee of his or her duties or obligations to the Company.

Change of Control means any of the following events, and shall be deemed to occur as of the date on which the first of the following occurs: (i) any “Person” (as defined below) or any group of Persons (“Group”), which Person or Group is not part of present “Management” (as defined below), acting alone or in concert, becomes the “Beneficial Owner” (as defined below) directly or indirectly  of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; (ii) there occurs a change in the composition of the Board of Directors of the Company (the “Board”) within any period of two years or less, as a result of which the individuals who constitute the “Continuing Directors” (as defined below) cease for any reason to constitute at least a majority of the Board in office at the beginning of such period; (iii) the consummation of: (a) a reorganization, merger, or consolidation, in each case with respect to which persons who were shareholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power of the reorganized, merged or consolidated corporation’s then outstanding securities entitled to vote generally in the election of directors; or (b) the  liquidation or dissolution of the Company; or (c) the sale of all or substantially all of the Company’s assets; or (iv) there is a change of control as defined by any other agreement or plan to which the Company is party.

For purposes of a Change of Control:  A “Person” is defined in same manner that the term “person” is defined and referred to in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)).  The “Continuing Directors” consist of the six persons who are members of the Board as constituted as of the effective date of this Severance Plan; provided, however, that any individual who becomes a Director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Board shall be considered a Continuing Director; except that any individual whose initial election or appointment as a director as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be considered a Continuing Director. A “Beneficial Owner of Securities” shall be as defined in Rule 13d-3 promulgated under the Act. “Management” shall mean the officers of the Company in office at the effective date of this Severance Plan or their successors elected by a majority of the Continuing Directors, either alone or with any person who is a Continuing Director.

Company is defined on page 1 of this document.

Comparable Position is defined on page 2 of this document.

Disability means that the employee is considered to be disabled under the applicable Company long-term disability benefit plan.

Plan Administrator is identified on page 5 of this document.

Relevant Documents is defined on page 6 of this document.

Severance Plan is defined on page 1 of this document.

Years of Service is defined on page 4 of this document.

OTHER INFORMATION

Plan Sponsor

Mailing Address:	Delivery Address:
Met-Pro Corporation	Met-Pro Corporation
P.O. Box 144	160 Cassell Road
Harleysville, PA 19438	Harleysville, PA 19438

Plan Year

The Plan Year extends from January 1 through December 31.

Funding

Benefits with respect to eligible employees under the Severance Plan will be paid from the general assets of the Company.

Plan and Tax ID Numbers

Plan Sponsor’s Tax Identification Number (EIN):	[23-1683282]

Agent for Legal Process

The person designated to act as agent for legal service of process is:

Mailing Address:	Delivery Address:
Met-Pro Corporation	Met-Pro Corporation
P.O. Box 144	160 Cassell Road
Harleysville, PA 19438	Harleysville, PA 19438

Legal service of process also may be made on the Plan Administrator.

Participating Companies

Currently, Met-Pro Corporation and its direct and indirect subsidiaries are the companies participating in the Severance Plan.  You may obtain a list of the names and addresses of companies that participate in the Severance Plan by making a written request to the Plan Administrator.  You may examine this information in the Plan Administrator’s office.

Governing Law

Except as otherwise preempted by the laws of the United States, this Severance Plan shall be governed and construed in accordance with the laws of Pennsylvania, without giving effect to its conflict of law provisions.  If any provision of this Severance Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Severance Plan.

No Employment or Service Rights

Nothing contained in the Severance Plan shall confer upon any employee any right with respect to continued employment with the Company, nor shall the Severance Plan interfere in any way with the right of the Company to at any time reassign an employee to a different job, change the compensation of the employee or terminate the employee’s employment for any reason.

AMENDMENT AND TERMINATION

Except upon a Change of Control, Met-Pro Corporation reserves the right to terminate, amend or modify the Severance Plan, including the level of benefits, in whole or in part, at any time and from time to time in the sole discretion of Met-Pro Corporation.

Upon the occurrence of a Change of Control, and for a period of twelve (12) months thereafter, this Severance Plan shall not be amended, modified, or terminated in any manner, or for any reason, with respect to individuals who are eligible employees at the time of the Change of Control.  Moreover, following a Change of Control, the Severance Plan shall terminate as of midnight on date that is twelve (12) months after the Change of Control, unless the successor in interest to Met-Pro Corporation with respect to the Severance Plan does not take affirmative action to extend the Severance Plan.  For the avoidance of doubt, in connection with a Change of Control, this Severance Plan shall be binding upon any successor corporation or entity or a corporation or other entity acquiring all or substantially all of the assets and business of the Company, whether by operation of law or otherwise.

YOUR RIGHTS UNDER ERISA

As an eligible employee under the Severance Plan, you are entitled to certain rights and protections under the ERISA.  ERISA provides that all eligible employees under the Severance Plan shall be entitled to:

•
examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Severance Plan and a copy of the latest annual report (Form 5500 series), if any, filed by the Plan Administrator with the U.S. Department of Labor, and available at the Public Disclosure Room of the Employee Benefits Security Administration; and

•
obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Severance Plan and copies of the latest annual report (Form 5500 series), if any, and updated summary plan descriptions.  The Plan Administrator may make a reasonable charge for the copies; and

•	receive a summary of the Severance Plan’s annual financial report (if any).

In addition to creating rights for eligible employees of the Severance Plan, ERISA imposes duties upon the people who are responsible for the operation of an employee welfare benefit plan.  The people who operate your Severance Plan, called “fiduciaries” of the Severance Plan, have a duty to do so prudently and in the best interest of you and other eligible employees of the Severance Plan.

No one, including your employer or any other person, may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a benefit from the Severance Plan or exercising your rights under ERISA.

If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have your claim reviewed and reconsidered.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Severance Plan documents or the latest annual report from the Severance Plan and do not receive them within thirty (30) days, you may file suit in a Federal court.  In such a case, the court may request the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If it should happen that Severance Plan fiduciaries misuse the Severance Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

If you have any questions about the Severance Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the Publications Hotline of the Employee Benefits Security Administration.